AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SIERRA NEVADA CORPORATION,

SDV ACQUISITION CORP.

AND

SPACEDEV, INC.

DATED AS OF OCTOBER 20, 2008

TABLE OF CONTENTS

ARTICLE I THE MERGER		1
1.1	Effective Time of the Merger	1
1.2	Closing	1
1.3	Effects of the Merger	2
1.4	Certificate of Incorporation	2
1.5	Bylaws	2
1.6	Directors and Officers of the Surviving Corporation.	2
ARTICLE II CONVERSION OF SECURITIES		2
2.1	Conversion of Capital Stock	2
2.2	Exchange of Certificates	5
2.3	Appraisal Rights.	7
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7
3.1	Organization; Standing and Power; Charter Documents; Subsidiaries.	7
3.2	Capital Structure.	9
3.3	Authority; No Conflict; Required Filings and Consents.	10
3.4	SEC Filings; Financial Statements; Information Provided.	12
3.5	No Undisclosed Liabilities	14
3.6	Absence of Certain Changes or Events	14
3.7	Taxes.	15
3.8	Owned and Leased Real Properties	16
3.9	Tangible Personal Property	16
3.10	Intellectual Property.	17
3.11	Contracts.	19
3.12	Litigation	21
3.13	Environmental Matters	21
3.14	Employee Benefit Plans.	22
3.15	Compliance With Laws	25
3.16	Permits	26
3.17	Labor Matters	26
3.18	Insurance	27
3.19	Transactions with Affiliates	27
3.20	State Takeover Statutes	27
3.21	Opinion of Financial Advisor	27
3.22	Brokers; Fees	28
3.23	Accounts Receivable.	28
3.24	No Other Representations and Warranties	28
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		28
4.1	Organization, Standing and Power.	28
4.2	Authority; No Conflict; Required Filings and Consents.	29
4.3	Information Provided.	30
4.4	Operations of Merger Sub	30
4.5	Litigation	30
4.6	Financing	30
4.7	No Other Representations and Warranties	30
ARTICLE V COVENANTS; CONDUCT OF BUSINESS		31
5.1	Ordinary Course	31
5.2	Required Consents	31
5.3	Buyer Actions	35
ARTICLE VI ADDITIONAL AGREEMENTS		35
6.1	No Solicitation.	35
6.2	Proxy Statement	39
6.3	Stockholders Meeting.	40
6.4	Access to Information	41
6.5	Legal Requirements.	41
6.6	Public Disclosure	42
6.7	Indemnification.	42
6.8	Notification of Certain Matters	44
6.9	Exemption from Liability Under Section 16	44
6.10	Employee Stock Purchase Plan	44
6.11	Options and Related Matters	45
6.12	Warrants	45
6.13	Employee Matters	45
6.14	Third-Party Consents	46
6.15	Buyer Financing.	47
6.16	Option/ESPP Offer.	47
6.17	Company Bonus Plan.	48
ARTICLE VII CONDITIONS TO MERGER		48
7.1	Conditions to Each Party’s Obligation to Effect the Merger	48
7.2	Additional Conditions to Obligations of Buyer and Merger Sub	48
7.3	Additional Conditions to Obligations of the Company	50
ARTICLE VIII TERMINATION AND AMENDMENT		51
8.1	Termination	51
8.2	Effect of Termination	53
8.3	Fees and Expenses.	53
8.4	Amendment	54
8.5	Extension; Waiver	54
ARTICLE IX MISCELLANEOUS		54
9.1	Nonsurvival of Representations, Warranties and Agreements	54
9.2	Notices	55
9.3	Entire Agreement	56
9.4	No Third Party Beneficiaries	56
9.5	Assignment	56
9.6	Severability	56
9.7	Counterparts and Signature	56
9.8	Interpretation	57
9.9	Governing Law	57
9.10	Remedies	57

TABLE OF DEFINED TERMS

Defined Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(f)
Affiliate	Section 3.4(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Anti-Bribery Laws	Section 3.15(c)
Business Day	Section 1.2
Buyer	Preamble
Buyer Material Adverse Effect	Section 4.1
Buyer/Surviving Corporation Employee Plan	Section 6.12
Cashed-Out Options	Section 6.11(c)
Certificate	Section 2.2(b)
Certificate of Incorporation	Section 2.1(d)
Change in the Company Recommendation	Section 6.1(b)(iii)
Closing	Section 1.2
Closing Adjustment	Section 2.1(f)
Closing Date	Section 1.2
Code	Section 2.2(g)
Company	Preamble
Company Balance Sheet	Section 3.5
Company Board	Section 3.3(a)
Company Change in Control Transaction	Section 8.3(b)
Company Charter Documents	Section 3.1(b)
Company Common Consideration	Section 2.1(c)
Company Common Stock	Section 2.1(c)
Company Disclosure Schedule	Article III
Company Employees	Section 3.14(a)
Company Employee Plans	Section 3.14(a)
Company Financials	Section 3.4(a)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contract	Section 3.11(a)
Company Permits	Section 3.16
Company Preferred Stock	Section 2.1(e)
Company Recommendation	Section 6.3
Company SEC Reports	Section 3.4(a)
Company Stock Options	Section 3.2(b)
Company Stock Plans	Section 3.2(b)
Company Stockholders Meeting	Section 3.3(d)
Company Voting Proposal	Section 3.3(a)
Confidentiality Agreement	Section 6.4
Continuing Employees	Section 6.12
Contract	Section 3.11(a)
Costs	Section 6.7(a)
Cowen	Section 3.21
DGCL	Recitals
Dissenting Shares	Section 2.3(a)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Employee Stock Purchase Plan	Section 3.2(b)
Environmental Law	Section 3.13(b)
ESPP Rights	Section 6.16(a)
ESPP Buy Price	Section 6.16(a)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
ESPP Termination Date	Section 6.10
Exchange Act	Section 3.3(c)
Exchange Fund	Section 2.2(a)
Excluded Person	Section 6.1(a)
Existing Indemnity Obligations	Section 6.7(a)
Export Control Laws	Section 3.15(b)
GAAP	Section 3.4(a)
Governmental Entity	Section 3.3(c)
Hazardous Substance	Section 3.13(c)
Holder Agreements	Recitals
Indemnified Parties	Section 6.7(a)
Intellectual Property	Section 3.10(a)
Intellectual Property Licenses	Section 3.10(b)
IRS	Section 3.7(b)
Leased Real Property	Section 3.8
Leases	Section 3.8
Liens	Section 3.1(c)
Merger	Recitals
Merger Consideration	Section 2.1(e)
Merger Sub	Preamble
Open Source Materials	Section 3.10(g)
Option Consideration	Section 6.11
Option/ESPP Offer	Section 6.16(a)
Outside Date	Section 8.1(b)
Paying Agent	Section 2.2(a)
Permitted Liens	Section 3.9
Person	Section 2.2(b)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.4(b)
PSV Policies	Section 6.13
Required Company Stockholder Vote	Section 3.3(d)
Representatives	Section 6.1(a)
Sarbanes-Oxley Act	Section 3.4(c)
SEC	Section 3.3(c)
Securities Act	Section 3.3(c)
Series C Consideration	Section 2.1(d)
Series C Preferred Stock	Section 2.1(d)
Series D-1 Consideration	Section 2.1(e)
Series D-1 Preferred Stock	Section 2.1(e)
Subsidiary	Section 3.1(a)
Subsidiary Charter Documents	Section 3.1(b)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Surviving Rights	Section 2.1(f)
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Triggering Event	Section 8.1(f)
Voting Agreements	Recitals
Voting Debt	Section 3.2(c)
Window Shop End Time	Section 6.1(a)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of October 20, 2008, by and among Sierra Nevada Corporation, a Nevada corporation (“Buyer”), SDV Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), and SpaceDev, Inc., a Delaware corporation (the “Company”).

RECITALS

A.             The Boards of Directors of Buyer, Merger Sub and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that Buyer acquire the Company on the terms and conditions set forth in this Agreement;

B.           The acquisition of the Company shall be effected through a merger (the “Merger”) of Merger Sub with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of Buyer;

C.           Concurrently with the execution of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, certain holders of the Company’s securities are entering into agreements with the Company (the “Holder Agreements”) pertaining to the repurchase or termination of certain Company securities held thereby, and/or the voting of any voting securities with respect to the Merger and related matters; and

D.           Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Buyer, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1  Effective Time of the Merger. Subject to the terms and conditions of this Agreement, at the Closing, Buyer and the Company shall jointly prepare and cause to be filed with the Secretary of State of the State of Delaware a certificate of merger in such form as is required by, and executed by the Company and Merger Sub in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed in writing by Buyer and the Company and set forth in the certificate of merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 1:00 p.m., Pacific Time, on a date to be specified by Buyer and the Company (the “Closing Date”), which shall be no later than the fifth Business Day following the date on which all of the conditions set forth in Article VII are satisfied or waived, at the offices of the Company’s counsel in San Diego, California, unless another date, place or time is agreed to in writing by Buyer and the Company.  For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in San Francisco, California are required by law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger. At the Effective Time, the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company.  The Company, as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.”  The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately before the Effective Time, shall be amended and restated to read in its entirety so as to conform to the Certificate of Incorporation of Merger Sub, as in effect immediately before the Effective Time (except that Article I of the certificate of incorporation of the Surviving Corporation shall read as follows “The name of the Company is SpaceDev, Inc.”) and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

1.5 Bylaws. At the Effective Time, the Bylaws of the Company, as in effect immediately before the Effective Time, shall be amended and restated to read in their entirety so as to conform to the Bylaws of Merger Sub, as in effect immediately before the Effective Time and, as so amended and restated, shall become the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately before the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(b) The officers of the Company immediately before the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holder of any shares of the capital stock of the Company or capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  The shares of the common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become that number of validly issued, fully paid and nonassessable shares of common stock, $0.001 par value per share, of the Surviving Corporation as shall be equal to the sum of (i) the number of shares of Common Stock of the Company issued and outstanding immediately before the Effective Time, (ii) the aggregate number of shares of Common Stock of the Company issuable upon conversion of the Series C Preferred Stock and Series D-1 Preferred Stock issued and outstanding immediately before the Effective Time or redeemed by the Company immediately prior to the Effective Time, and (iii) the number of shares of Common Stock of the Company subject to Company Options and Company Warrants immediately before the Effective Time (other than to the extent subject to Surviving Rights as set forth in Section 2.1(f) below).

(b) Cancellation of Treasury Stock and Buyer-Owned Stock.  All shares of capital stock of the Company that are owned by the Company as treasury stock and any shares of the capital stock of the Company owned by Buyer, Merger Sub or any other wholly owned Subsidiary (as defined in Section 3.1(a) below) of the Company or Buyer immediately before the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock.  Each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares (as defined in Section 2.3(a) below)) issued and outstanding immediately before the Effective Time shall be automatically converted into the right to receive an amount in cash (the “Company Common Consideration”) equal to the quotient of (i) the excess of $38,000,000 over the sum of (A) costs or obligations in excess of $1,250,000 in connection with redemptions or repurchases of Series D-1 Preferred Stock, (B) costs or obligations in connection with conversion of Series C Preferred Stock into Company Common Stock in accordance with the Company Charter Documents terms of the Series C Preferred Stock (as such terms stood on the date of this Agreement), (C) the Series C Consideration and Series D-1 Consideration, if and to the extent applicable, (D) costs or obligations in connection with terminating or satisfying warrants and stock options (not including (1) exercise thereof in accordance with their terms (as such terms stood on the date of this Agreement),  (2) net-exercise of in-the-money warrants and stock options consistent with the “spread” value indicated by the Company Common Consideration, or (3) any amounts set forth in clause (E) of this paragraph), (E) amounts payable to the holders of Company Stock Options and Employee Stock Purchase Plan participants pursuant to Section 6.16 below (or other arrangements agreed to by the Company and Buyer), including without limitation the Option Consideration, (F) costs or obligations in excess of $250,000 to the Company’s investment bankers, financial advisors, lawyers and auditors in connection with the transaction contemplated by this Agreement, and (G) the Closing Adjustment, divided by (ii) the number of  shares of Company Common Stock issued and outstanding immediately before the Effective Time.

As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Company Common Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Merger Consideration for Series C Preferred Stock.  Each share of Series C Cumulative Convertible Preferred Stock, par value $0.001 per share, of the Company (“Series C Preferred Stock”) (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares issued and outstanding immediately before the Effective Time and (iii) shares voluntarily converted into Company Common Stock, pursuant to the Certificate of Incorporation, before the Effective Date) shall be automatically converted into the right to receive an amount in cash equal to $10.00 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately before the Effective Time, calculated in accordance with Article IV, Section C of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) (the “Series C Consideration”).  As of the Effective Time, all such shares of Series C Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Series C Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series C Consideration pursuant to this Section 2.1(d) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(e) Merger Consideration for Series D-1 Preferred Stock.  Each share of Series D-1 Amortizing Convertible Perpetual Preferred Stock, par value $0.001 per share, of the Company (“Series D-1 Preferred Stock”) (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares issued and outstanding immediately before the Effective Time and (iii) shares voluntarily converted into Company Common Stock, pursuant to the Certificate of Incorporation, before the Effective Date) shall be automatically converted into the right to receive an amount in cash equal to $1,000.00 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately before the Effective Time, calculated in accordance with Article IV, Section (D) of the Certificate of Incorporation (the “Series D-1 Consideration”). The Series C Preferred Stock and the Series D-1 Preferred Stock are sometimes collectively referred to herein as the “Company Preferred Stock.”  As of the Effective Time, all such shares of Series D-1 Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Series D-1 Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series D-1 Consideration pursuant to this Section 2.1(e) upon the surrender of such certificate in accordance with Section 2.2, without interest.  The Company Common Consideration, the Series C Consideration, the Series D-1 Consideration, the Option Consideration and the Warrant Consideration are sometimes collectively referred to herein as the “Merger Consideration.”

(f) Adjustments to Company Common Consideration.  In the event that any person has a right to acquire shares of capital stock in the Surviving Corporation pursuant to any Company Warrant, Company Option, the Company’s 1999 Employee Stock Purchase Plan or any other right or instrument following the Effective Time (the “Surviving Rights”), the Company Common Consideration shall be reduced by an amount (the “Closing Adjustment”) equal to the greater of (i) the product of the aggregate number of shares subject to the Surviving Rights multiplied by $2.00, or (ii) the product of the number of distinct holders of the Surviving Rights multiplied by $50,000; provided, however, that (A) in the event that there are any Surviving Rights, the Closing Adjustment shall not be less than $250,000, and (B) in no event shall the Closing Adjustment exceed $2,000,000.

(g) Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted as appropriate to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Preferred Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Company Preferred Stock occurring (or for which a record date is established) after the date hereof and before the Effective Time.

2.2 Exchange of Certificates. The procedures for exchanging certificates representing shares of Company Common Stock and/or Company Preferred Stock for the applicable Merger Consideration pursuant to the Merger are as follows.  Equivalent procedures to those established in this section 2.2 for certificated shares shall be established for uncertificated or book-entry shares.

(a) Paying Agent.  Immediately before the Effective Time, Buyer shall deposit with a bank, trust company or other similar institution designated by Buyer and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock and the holders of shares of Company Preferred Stock, in each case issued and outstanding immediately before the Effective Time, for payment through the Paying Agent in accordance with this Section 2.2, cash  in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1 in exchange for all of the outstanding shares of Company Common Stock and Company Preferred Stock (the “Exchange Fund”).

(b)  Exchange Procedures.  Promptly after the Effective Time, Buyer shall cause the Paying Agent to mail to each holder of record of a certificate which immediately before the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the applicable Merger Consideration payable with respect thereto.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and executed, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled.  In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration may be delivered to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer (in form and substance reasonably satisfactory to Buyer).  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 2.2.  For purposes of this Agreement, the term “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

(c) No Further Ownership Rights in Company Stock.  All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock or Company Preferred Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Preferred Stock which were outstanding immediately before the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund in investments as directed by Buyer; provided that no such investment or loss thereon shall affect the amounts payable to the holders of Company Common Stock or Company Preferred Stock pursuant to this Article II.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to the holders of Company Common Stock or Company Preferred Stock pursuant to this Article II shall be paid to Buyer as soon as practicable at the end of each calendar month.

(e) Termination of Exchange Fund  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Preferred Stock for six months after the Effective Time shall be delivered to Buyer, upon demand, and any holder of Company Common Stock or Company Preferred Stock who has not previously complied with this Section 2.2 shall look only to Buyer for payment of its claim for Merger Consideration without interest.

(f) No Liability.  To the extent permitted by applicable law, none of Buyer, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock or Company Preferred Stock for any Merger Consideration in respect of such shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Withholding Rights.  Each of Buyer, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or any other payment otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law.  To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity (as defined in Section 3.3(c)), and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock or Company Preferred Stock held by a holder who is entitled to demand and has made a demand for appraisal of such shares of Company Common Stock or Company Preferred Stock, as the case may be, in accordance with Section 262 of the DGCL and has not voted in favor of the approval of this Agreement (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificates representing such shares.

(c) The Company shall give Buyer (i) prompt notice of any written demand for appraisal received by the Company before the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company before the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.

(d) The Company shall not make any payment or settlement offer before the Effective Time with respect to any such appraisal demand, notice or instrument unless Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer and Merger Sub, except as set forth in the disclosure schedule delivered by the Company to Buyer and Merger Sub and dated as of the date of this Agreement (the “Company Disclosure Schedule”) and which Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs set forth in this Article III and disclosures set forth in one section of the Company Disclosure Schedule shall be deemed to apply to any other section or subsection thereof to the extent the applicability of the disclosure is reasonably apparent on its face without reference to further documentation, as follows:

3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power.  The Company and each of its Subsidiaries (as defined below): (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted or as proposed to be conducted, and (iii) is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or nature of its business makes such qualification or licensing necessary, except in the case of clause (iii) above where any failure to be so qualified, licensed or in good standing, when taken together with all other such failures to be so qualified, licensed or in good standing, would not reasonably be expected to have a Company Material Adverse Effect (as defined below).  For purposes of this Agreement, “Subsidiary,” when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, of which such party or any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries: (i) directly or indirectly, owns or controls at least a majority of the securities or other interests which have by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (ii) is entitled, by contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of the board of directors or other governing body of such corporation or other organization.  For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance or development that is or would reasonably be expected to (i) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement or (ii) result in a materially adverse effect on the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, event, circumstance or development resulting primarily from one or more of any of the following: (A) changes in national or international economic or business conditions generally which do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to companies of similar size and situation in its industry; (B) the outbreak or escalation of hostilities, including acts of war or terrorism, which do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as so compared; (C) changes generally affecting the industries or markets in which the Company and its Subsidiaries operate which do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as so compared; (D) changes in any law, rule or regulation or GAAP or the interpretation thereof by courts or Governmental Entities (as defined below); (E) any action required to be taken by the Company or its Subsidiaries pursuant to this Agreement or taken by the Company or any of its Subsidiaries at the request of Buyer or Merger Sub; (F) changes resulting from the public announcement of the execution of this Agreement or the consummation of the Merger; or (G) disruptions in financial, banking or securities markets generally.

(b) Charter Documents.  The Company has delivered or made available to Buyer: (i) a true and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries.  Each such instrument is in full force and effect.  The Company is not in violation of any of the provisions of the Company Charter Documents and no Subsidiary is in violation of any of the provisions of its respective Subsidiary Charter Documents.

(c) Subsidiaries.  The Company has made available to Buyer a list setting forth the name of each Subsidiary of the Company, the authorized and issued capital stock of each such Subsidiary (and the holder thereof), the officers and directors of each such Subsidiary and the jurisdiction of organization of each such Subsidiary.  All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than liens for taxes not yet due and payable (collectively, “Liens”) or restrictions on transfer imposed by applicable securities laws.

3.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, 250,000 shares of which are designated as shares of Series C Preferred Stock, and 5,500 shares of which are designated as shares of Series D-1 Preferred Stock.  As of the close of business on September 1, 2008: 43,528,769 shares of Company Common Stock were issued and outstanding, 248,460 shares of Series C Preferred Stock were issued and outstanding, and 2,012.0367 shares of Series D-1 Preferred Stock were issued and outstanding.  No shares of Company capital stock are owned or held by any Subsidiary of the Company.  All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b) The Company has delivered to Buyer a complete and accurate list, as of the close of business on September 1, 2008 of:  (i) the number of shares of Company Common Stock subject to outstanding options under each Company Stock Plan and the number of shares of Company Common Stock available for grant under each Company Stock Plan; (ii) all outstanding options, whether or not issued under a Company Stock Plan, to acquire shares of Company Common Stock (“Company Stock Options”), indicating with respect to each such Company Stock Option the name of the holder thereof and whether such holder is an employee of the Company or any of its Subsidiaries, the Company Stock Plan (or other arrangement) under which it was granted and whether such Company Stock Option is an “incentive stock option” (as defined in Section 422 of the Code) or a non-qualified stock option, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant thereof, the applicable vesting schedule of such Company Stock Option and the extent to which such Company Stock Option was vested and exercisable as of September 1, 2008; and (iii) all outstanding warrants to purchase shares of Company Common Stock or Company Preferred Stock.  As of the close of business on September 1, 2008, approximately 595,155 shares of Company Common Stock remain issuable pursuant to the Company’s 1999 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”).  For purposes of this Agreement, “Company Stock Plans” means the Company’s Stock Option Plan of 1999, the Company’s 2004 Equity Incentive Plan, the Company’s 1999 Employee Stock Purchase Plan and all sub-plans relating thereto, taken together.  The Company has made available to Buyer complete and accurate copies of all Company Stock Plans, Company Warrants and all forms of Company Options to the extent that there are material differences in the terms of any outstanding Company Options other than the exercise price, number of shares and designation as an Incentive or Non-Statutory Stock Option.

(c) No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries have the right to vote on any matters on which stockholders may vote (or are convertible into, or exchangeable for, securities having such right) (collectively, “Voting Debt”).

(d) Except as disclosed pursuant to Section 3.2(a) or Section 3.2(b) above, and except for participating employees’ current-period rights under the Company’s Employee Stock Purchase Plan, as of the close of business on September 1, 2008 (i) there were no shares of capital stock of the Company authorized, issued or outstanding; (ii) there were no options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company or any of its Subsidiaries to issue, transfer, redeem, purchase or sell or cause to be issued, transferred, redeemed, purchased or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests or to otherwise make any payment in respect of any such shares, Voting Debt or other equity interest or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment; and (iii) there were no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of the Company.  There are no anti-takeover, stockholder rights plans or agreements, registration rights agreements or any other similar arrangement with respect to any shares of the capital stock of, or other equity or voting interests in the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound.

(e) Since the close of business on September 1, 2008, other than (i) the issuance of Company Common Stock pursuant to the exercise of Company Stock Options or warrants outstanding as of the close of business on September 1, 2008 as disclosed pursuant to Section 3.2(b) in accordance with their terms as in effect on the date hereof, (ii) the issuance of Company Common Stock pursuant to the terms of the Employee Stock Purchase Plan as in effect on the date hereof, (iii) the redemption or conversion of Company Preferred Stock in accordance with the provisions of the Company Charter Documents as in effect on the date hereof, and (iv) the vesting, expiration or termination of Company Stock Options outstanding as of the close of business on September 1, 2008 as disclosed pursuant to Section 3.2(b) in accordance with the terms of the Company Stock Plans as in effect on the date hereof and/or Section 6.11 below, there has been no change in (A) the outstanding capital stock of the Company, (B) the number of Company Stock Options outstanding, or (C) the other options, warrants or other rights, commitments, agreements or arrangements relating to capital stock of the Company or any of its Subsidiaries.

3.3 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Required Company Stockholder Vote (as defined below), to perform its obligations hereunder and consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved the Merger in accordance with the provisions of the DGCL, and (iii) directed that this Agreement be submitted to the stockholders of the Company for their approval and resolved to recommend, subject to the provisions of Section 6.1 of this Agreement, that the stockholders of the Company vote in favor of the approval of this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the receipt of the Required Company Stockholder Vote.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) conflict with, result in any material violation or material breach of, constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a material penalty or material increased fees under or result in the imposition of any material Lien on the Company’s or any of its Subsidiaries’ assets pursuant to, any of the terms, conditions or provisions of any Company Material Contract (as defined in Section 3.11 below), or (iii) subject to obtaining the Required Company Stockholder Vote and compliance with the requirements specified in clauses (i) through (iv) of Section 3.3(c), conflict with or violate any material permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets.

(c) No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any federal, state, local or foreign court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any other Person is required to be obtained or made, as the case may be, by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the certificate of merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement (as defined in Section 3.4(b)) with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of such reports, schedules or materials under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (iv) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) The affirmative vote for approval and adoption of the Company Voting Proposal by the holders of (i) a majority in voting power of the outstanding shares of Company Common Stock and Company Preferred Stock (to the extent entitled to vote on the Company Voting Proposal) on the record date for the meeting of the Company’s stockholders to consider the Company Voting Proposal (the “Company Stockholders Meeting”), voting together as a single class, and (ii) a majority of the outstanding shares of each of the Series C Preferred Stock and the Series D-1 Preferred Stock on the record date for the meeting of the Company’s stockholders to consider the Company Voting Proposal, voting as separate classes (items (i) and (ii) being collectively referred to herein as the “Required Company Stockholder Vote”), are the only votes of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval and adoption of this Agreement and for the consummation by the Company of the transactions contemplated by this Agreement.

3.4 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed or furnished all registration statements, reports, schedules and other documents required to be filed or furnished by it or any of its Subsidiaries with the SEC since December 31, 2005 (collectively, including any amendments thereto, the “Company SEC Reports”).  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  As of their respective filing dates (or, if amended, as of the date of such amendment), the Company SEC Reports were prepared in accordance with, and complied in all material respects with, the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Company SEC Report filed subsequently (but before the date hereof).  The Company has made available to Buyer true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since December 31, 2005, including all SEC comment letters and responses to such comment letters by or on behalf of the Company.  To the knowledge of the Company, as of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports.  Each of the financial statements (including the related notes and schedules) of the Company included in, or incorporated by reference into, the Company SEC Reports (the “Company Financials”) complies in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited financial statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes).  The Company has no current intention to correct or restate, and to the knowledge of the Company, there is not any basis to correct or restate any of the Company Financials.  The Company has not had any disagreement with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.

(b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 14A proxy statement to be filed with the SEC as part of the definitive proxy materials for the Company Stockholders Meeting or in any other soliciting materials (including such other soliciting materials, the “Proxy Statement”), will, at the time the Proxy Statement or such other soliciting materials are first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  If at any time before the Company Stockholders Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Buyer of such fact or event.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Buyer or Merger Sub supplied by Buyer or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.  For purposes of this Agreement, the term “Affiliate” when used with respect to any Person shall mean any Person who is an “affiliate” of that Person within the meaning of Rule 405 under the Securities Act.

(c) The Company maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, and all such material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  The Company has established and maintains a system of internal control over financial reporting required by Rules 13a-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP including policies and procedures that (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls, (iii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board, (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization, (v) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences, (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (vii) provide assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors.  The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are known to the Company and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a role in the preparation of financial statements or the Company’s internal control over financial reporting.  The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”).  The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2007, and such assessment concluded that such controls were effective.

(d) There are no outstanding loans or other extensions of credit made by the Company or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

3.5 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed before the date of this Agreement or in the consolidated unaudited balance sheet of the Company as of March 31, 2008 (the “Company Balance Sheet”), neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities (i) incurred in connection with the transactions contemplated hereby, (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice or (iii) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

3.6 Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Reports, since the date of the Company Balance Sheet: (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of Buyer under Section 5.1 or Section 5.2 of this Agreement.  Since the date of the Company Balance Sheet, there has not been any change, event, circumstance or development that, individually or in the aggregate, has had a Company Material Adverse Effect.

3.7 Taxes.

(a) The Company and each of its Subsidiaries have timely filed all material Tax Returns (as defined below) that they were required to file, and all such Tax Returns were correct and complete in all material respects.  The Company and each of its Subsidiaries have paid on a timely basis all material Taxes due and payable (whether or not shown on any such Tax Returns), other than Taxes for which adequate reserves exist on the Company Balance Sheet.  The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles.  All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business.  All material Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.  There are no liens or encumbrances with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable. For purposes of this Agreement, (i) “Taxes” means (A) all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license alternative or add-on minimum, transfer, withholding, employment, payroll and franchise taxes imposed by any federal, state, local or foreign government, or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clauses (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or entity or as a result of any express or implied obligation to make a payment to any other Person or entity, and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(b) There are no material deficiencies for any amount of Taxes claimed, proposed or assessed by any taxing or other Governmental Entity in writing that have not been fully paid, settled or accrued for.  The Company has made available to Buyer correct and complete copies of all federal income Tax Returns filed, all other material Tax Returns and examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2003.  Except as set forth in Schedule 3.7(b) of the Company Disclosure Schedule, the federal income Tax Returns of the Company and each of its Subsidiaries have never been audited by the Internal Revenue Service (the “IRS”) and no other Tax Returns of the Company or its Subsidiaries have been audited by any taxing authority (other than routine audits undertaken in the ordinary course which have been resolved in full on or before the date hereof).  No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity, to the knowledge of the Company, is currently in progress, threatened or contemplated, and neither the Company nor any of its Subsidiaries has received notice of any examination or audit of any Tax Return by any Governmental Entity.  Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to pay any Tax or file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code; or (ii) has any actual or potential liability for any Taxes of any Person or entity (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation agreement or agreement where liability is determined by reference to the Tax liability of a third party.

(e) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) The Company is not and has not been at any time during the last five years a "United States real property holding corporation" within the meaning of Section 897 of the Code.

3.8 Owned and Leased Real Properties. Neither the Company nor any of its Subsidiaries owns any real property.  The Company SEC Reports disclose all real property leased, subleased or licensed by the Company or any of its Subsidiaries (the “Leased Real Property”).  The Company has made available to Buyer true, correct and complete copies of all contracts under which the Leased Real Property is currently leased, licensed or subleased (collectively, the “Leases”).  Each Lease is in full force and effect, valid and binding, and is enforceable by the Company or its Subsidiaries in accordance with its respective terms (subject to the bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles), except for such failures to be in full force or effect or valid, binding and enforceable that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  There is not any existing material breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the knowledge of the Company, any third party under any of the Leases.

3.9 Tangible Personal Property

(a) .  The Company and its Subsidiaries have legal and valid title to, or, in the case of leased properties, a valid and enforceable leasehold interest in, all of the tangible personal properties and assets used or held for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, including all the tangible personal properties and assets reflected in the latest Company Financials included in the Company SEC Reports, except for properties and assets subsequently disposed of in the ordinary course of business and except for such imperfections of title, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.  All such tangible personal properties and assets are free and clear of all Liens, except for Permitted Liens or for such Liens, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.  As used in this Agreement, “Permitted Liens” means: (i) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (ii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (iii) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (iv) statutory purchase money liens.

3.10 Intellectual Property.

(a)  The Company and its Subsidiaries own, license, sublicense or otherwise possess (and immediately following Closing will own, license, sublicense or otherwise possess) legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted free and clear of all Liens, except for any such failures to own, license, sublicense or possess that, individually or in the aggregate, would not result in a Company Material Adverse Effect; provided that no representation is made with respect to third-party intellectual property rights of which the Company has no knowledge and that may be kept as a trade secret by such third party or protected by an unpublished patent application filed by such third party.  For purposes of this Agreement, the term “Intellectual Property” means all intellectual property, including without limitation, all (i) registered and unregistered trademarks and service marks, trade names, trade dress, logos, packaging design, slogans, and Internet domain names, together with goodwill, registrations and applications related to the foregoing, (ii) patents, pending patent applications and patent rights and inventions, discoveries and invention disclosures (whether or not patented), (iii) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all registrations and applications to register the same, and all derivatives, translations, adaptations and combinations of the above, (iv) software; (v) trade secrets, know-how, customer lists, and other confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, source and object code, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results, and (vi) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any Subsidiary’s right to own, use or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of the business of the Company and Subsidiaries as currently conducted and as proposed to be conducted and will not result in the breach of; or create in any third party the right to terminate, suspend or modify; or result in the payment of any additional fees or any obligation not to compete or otherwise materially restrict business operations under, any Intellectual Property Licenses (as defined below).  The Company has made available to Buyer a complete and accurate list of all registrations and applications for registration of Intellectual Property owned by the Company or its Subsidiaries, and a complete and accurate list of all licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, excluding non-exclusive, generally commercially available, off-the-shelf software programs (collectively, “Intellectual Property Licenses”).

(c) All patents and registrations for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries that are material to the business of the Company and its Subsidiaries are subsisting and have not expired or been cancelled or abandoned.  To the knowledge of the Company, no third party is infringing, violating or misappropriating Intellectual Property owned by the Company or any of its Subsidiaries and no such claim has been asserted or threatened against any third party by the Company, any of its Subsidiaries or any other Person or entity, in the past three years.

(d) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party and there has been no such claim asserted or threatened in the past three years against the Company, its Subsidiaries or any other Person or entity; provided that no representation is made with respect to third-party intellectual property rights of which the Company has no knowledge and that may be kept as a trade secret by such third party or protected by an unpublished patent application filed by such third party.

(e) The Company has taken commercially reasonable steps to protect and preserve its rights in any proprietary Intellectual Property (including executing confidentiality and intellectual property assignment agreements with employees and contractors that have or have had a role in the development of the Company’s products and Intellectual Property or access to the Company’s or any Subsidiary’s proprietary information).  No current or former employee or consultant of the Company or any of its subsidiaries owns any material rights in or to any Intellectual Property created in the scope of such employee’s employment with or consultant’s engagement by, as applicable, the Company or any of its Subsidiaries.

(f) No source code for any Company Intellectual Property owned by the Company or its Subsidiaries is subject to any source code escrow obligation by the Company or its Subsidiaries to a third party. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a release from escrow or other disclosure or delivery to any third party of any source code that is part of the Company’s products, services or technology.

(g) The Company and its Subsidiaries have used commercially reasonable efforts to: (i) identify Open Source Materials (as defined below); and (ii) to avoid the release of the source code of the Intellectual Property.  There has been no material deviation from such effort and procedures of the Company and its Subsidiaries with respect to Open Source Materials.   Neither the Company nor its Subsidiaries is or will be required to disclose or distribute in source code form any of the software into which such Open Source Materials are incorporated.  “Open Source Materials” means all Software or other material that is distributed as “open source software” or under a similar open source licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL) and Mozilla Public License (MPL).

(h) Neither the Company nor any of its Subsidiaries has licensed any of the Intellectual Property, including software, owned by the Company and its Subsidiaries to any third party on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any contract limiting its ability to exploit fully any of such Intellectual Property, including software, except for any such contract where such Intellectual Property is licensed on a non-exclusive basis to customers in the ordinary course of business consistent with past practice.

3.11 Contracts.

(a) For purposes of this Agreement, “Contract” shall mean any lease, license, contract, subcontract, indenture, note, option or other binding agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound.  For purposes of this Agreement, “Company Material Contract” shall mean:

(i)           any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to the Company;

(ii)           any employment, consulting or other Contract with (A) any member of the Company Board or a member of the board of directors of any Subsidiary of the Company, (B) any executive officer of the Company or any of its Subsidiaries or (C) any other employee of the Company or any of its Subsidiaries earning an annual salary equal to or in excess of $100,000, other than those Contracts terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or any of its Subsidiaries;

(iii)           any Contract containing any covenant (A) limiting, in any material respect, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or (B) granting any exclusive rights to make, sell or distribute the Company’s products or the products of any of its Subsidiaries;

(iv)           any Contract containing “most favored nation” pricing or commercial terms or other similar terms in favor of a third party;

(v)           any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of assets for consideration in excess of $50,000, other than the sale of inventory in the ordinary course of business, or (B) relating to any interest in any other Person or other business enterprise other than its Subsidiaries;

(vi)           any Contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vii)           any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other indebtedness, other than accounts receivable and accounts payable in the ordinary course of business;

(viii)         any settlement agreement entered into within the two (2) years before the date of this Agreement or which is otherwise still executory, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the cessation of such employee’s or independent contractor’s employment or association with the Company, (B) settlement agreements for cash only (which has been paid) in an amount not exceeding $50,000 or (C) settlements pursuant to which neither the Company nor any of its Subsidiaries has any material continuing obligation or liability;

(ix)           any partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

(x)           any Contract with a customer that accounted for net recognized revenues in 2007 of more than $350,000 in the aggregate (it being understood for this purpose that each separate agency and department of the United States government constitutes a separate “customer”);

(xi)           any Contract (other than Leases) with a vendor pursuant to which the Company incurred payables in 2007 of more than $100,000 in the aggregate;

(xii)           Leases; and

(xiii)          any Contract of a nature described in Section 3.19 below.

(b) The Company has provided to Buyer true and correct copies of all Company Material Contracts as of the date hereof.

(c) Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company or its Subsidiaries in accordance with its respective terms (subject to the bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles), except to the extent it has previously expired in accordance with its terms and except for such failures to be valid and binding or in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them under the Company Material Contracts and are not, and, as of the date hereof, are not alleged in writing to be (with or without notice, the lapse of time or both) in breach thereof or default thereunder, and, neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case, for those failures to perform, breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.12 Litigation. There is no material action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their assets, properties or rights or that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby.  There are no judgments, orders, settlements or decrees outstanding against the Company or any of its Subsidiaries that have or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in any way.  As of the date of this Agreement, no officer or director of the Company or any of its Subsidiaries is a defendant in any action or, to the knowledge of the Company, the subject of any investigation commenced by any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company.  There are not currently, nor, to the knowledge of the Company, have there been since January 1, 2006, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.13 Environmental Matters

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)            neither the Company nor its Subsidiaries has received (A) any written notice alleging that any of them has not complied with applicable Environmental Laws or (B) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law;

(ii)           neither the Company nor any of its Subsidiaries has received a written notice alleging that any of them may be subject to liability for any Hazardous Substance disposal, release or contamination;

(iii)           neither the Company nor any of its Subsidiaries is subject to any investigations, proceedings, orders, decrees or injunctions by or issued by any Governmental Entity or is subject to any indemnity agreement with any third party relating to liability under any Environmental Law;

(iv)           the Company and its Subsidiaries are, and at all prior times have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Company Permits required by Environmental Laws; and

(v)           Hazardous Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of or released by the Company or any of its Subsidiaries or, to the knowledge of the Company, otherwise at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by any of the Company or its Subsidiaries, in a manner or to a location that would give rise to liability to the Company or any of its Subsidiaries, or require any remediation or reporting by the Company or any of its Subsidiaries, under or relating to, any Environmental Laws.

(b) For purposes of this Agreement, the term “Environmental Law” means any law, statute, regulation, rule, judgment, order, decree or permit requirement of, or issued by, any Governmental Entity relating to:  (i) pollution or the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the manufacture, processing, distribution, handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means:  (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste,” “hazardous material,” “solid waste,” “pollutant,” “contaminant,” “toxic waste” or any other term of similar import under any Environmental Law; or (ii) any petroleum product or by-product, chemical, asbestos-containing material, polychlorinated biphenyls, radioactive materials, lead or lead-based paints or materials, toxic fungus or mold, mycotoxins or radon.

3.14 Employee Benefit Plans.

(a) The Company has made available to Buyer a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans to which the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates contribute, sponsor or have any liability (together, the “Company Employee Plans”).  For purposes of this Agreement, the following terms shall have the following meanings:  (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), including the Company Stock Plans and, without limitation, all severance, employment, change-in-control, material fringe benefit, bonus, incentive, deferred compensation and employee loan arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written under which (A) any current or former employee, director or consultant of the Company or its Subsidiaries (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has any present or future liability, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b) With respect to each Company Employee Plan, the Company has made available to Buyer a complete and accurate copy of each Company Employee Plan (or, with respect to any Company Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of the Company or any ERISA Affiliate) and, to the extent applicable or in existence: (i) all rulings, determination letters no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, or any other Governmental Entity that pertain to each Employee Plan and any open requests therefor; (ii) any summary plan description, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans; (iii) a summary of any proposed amendments or changes anticipated to be made to the Company Employee Plans at any time within the twelve months immediately following the date hereof and which have been communicated to employees; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and annual report  filed with any Governmental Entity with respect to the Company Employee Plans during the current year and each of the three preceding years; (v) all contracts with third-party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Employee Plan; and (vi) each trust agreement, group annuity contract or other funding instrument, if any, relating to such Company Employee Plan.

(c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms; (ii) no event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (iii) no Company Employee Plan is a split-dollar life insurance program or otherwise provides for loans (except for routine advances for business expenses in the ordinary course and similar items) to executive officers (within the meaning of the Sarbanes-Oxley Act); and (iv) neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries in the United States, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made if due or properly accrued in the Company’s financial books and records to the extent required by GAAP.  The assets of each Company Employee Plan which is funded are reported at their fair market value on the financial books and records of such Employee Benefit Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the period for obtaining such a determination letter has not yet closed.

(f) Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has ever (i) contributed to a Company Employee Plan or any other employee benefit plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as disclosed in the Company SEC Reports, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, or any present or former director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated or resulting in any payment to or funding of any trust, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) With respect to any Company Employee Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other United States governmental agencies is, to the knowledge of the Company,  in progress, pending or threatened.

(i) The Company and each of its Subsidiaries has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance.

(j) The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of the Company or its Subsidiaries (other than stock options acceleration).  There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

(k) Except for the continuation coverage requirements of COBRA, neither the Company nor its Subsidiaries have any obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Company Employee Plans that are Employee Welfare Benefit Plans.

(l) None of the transactions contemplated by this Agreement will result in an amendment, modification or termination of any of the Company Employee Plans except as may be specifically contemplated herein or directed by Buyer. No written or oral representations have been made to any employee or former employee of the Company or its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to  the extent of coverage required under COBRA).  No written or oral representations having the effect of a Company Employee Plan amendment have been made to any employee or former employee of the Company concerning the employee benefits of the Company or its Subsidiaries.

(m) There are no pending or, to the knowledge of the Company, threatened material claims by or on behalf of any Company Employee Plan, by any Person or beneficiary covered under any such Company Employee Plan, or otherwise involving any such Company Employee Plan (other than routine claims for benefits).

(n) Neither the Company nor any Company Subsidiary maintains a non-exempt deferred compensation plan that is subject to Section 409A of the Code.

3.15 Compliance With Laws.

(a) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, laws, rules, orders and regulations material to the operation of the business of the Company and each of its Subsidiaries.  No notice has been received by the Company or any of its Subsidiaries from any Governmental Entity alleging any violation of any applicable statutes, laws, rules, orders or regulations, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in material compliance with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. Section 2778), the International Traffic in Arms Regulations (22 C.F.R. Section 120 et seq.), the Export Administration Regulations (15 C.F.R. Section 730 et seq.) and associated executive orders, the Laws implemented by the Office of Foreign Assets Controls, United States Department of Treasury and all other domestic or foreign Laws relating to export control (collectively, the “Export Control Laws”). Neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or its Subsidiary is not, or may not be, in compliance with, or has, or may have, any liability under Export Control Laws.  The Company and each of its Subsidiaries has all necessary authority under the Export Control Laws to conduct (as to all past and current Contracts) their respective businesses substantially in the manner described in the Company SEC Reports filed before the date hereof and substantially as they are being conducted on the date hereof except as would not constitute a Company Material Adverse Effect.

(c)           The Company, each of its Subsidiaries, and all directors, officers, employees, Affiliates and authorized agents of each of the foregoing and any other Person associated with or acting on behalf of the Company or its Subsidiaries are in compliance in all material respects with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et seq.) and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention, (ii) all international anti-bribery conventions (other than the convention described in clause (i)), and (iii) all other applicable Laws where any of the foregoing Persons do business relating to corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses, to public officials and private persons, and Laws requiring the disclosure of agency relationships or commissions and the anticorruption rules of any international financial institutions with which it does business (collectively, the “Anti-Bribery Laws”). Neither the Company nor its Subsidiaries have received any written communication that alleges that the Company, any of its Subsidiaries, or any director, officer, employee, Affiliate or authorized agents of any of the foregoing or any other Person associated with or acting on behalf of the Company or its Subsidiaries is, or may be, in violation of, or has, or may have, any material liability under, the Anti-Bribery Laws.

3.16 Permits.  The Company and each of its Subsidiaries have all permits, licenses, franchises, certificates and authorizations (the “Company Permits”) from Governmental Entities required to conduct their businesses as now being conducted or as proposed to be conducted, except for such permits, licenses, franchises, certificates and authorizations, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Company Permits, except where failure to be in compliance would not reasonably be expected to have a Company Material Adverse Effect.

3.17 Labor Matters. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable statutes, laws, rules, orders and regulations respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to employees/independent contractors (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees/independent contractors (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any employees/independent contractors.  There are no pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers’ compensation policy or long term disability policy.  There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company, threatened by or on behalf of any employee/independent contractor against the Company or its Subsidiaries, including charges of unfair labor practices.  No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending as of the date of this Agreement, or to the knowledge of the Company threatened nor has there been any such occurrence for the past three years.  Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor is the Company or any Subsidiary bound or otherwise obligated to enter into any such agreement, nor, to the knowledge of the Company, are there any activities by any labor unions to organize such employees.  Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations before the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.

3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and accurate list of, and the Company has made available to Buyer, all policies of liability, fire, casualty, business interruption, worker’s compensation and other forms of insurance insuring the Company and its Subsidiaries and their respective assets, properties and operations.  All such policies are in full force and effect.  All premiums due and payable under all such policies have been paid and neither the Company nor any Subsidiary is otherwise in material breach or default (including any such breach or default with respect to the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default of the Company or any Subsidiary, or permit termination or modification by the insurance carrier, under any policy.  There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

3.19 Transactions with Affiliates. Except as disclosed in the Company SEC Reports, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) Affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

3.20 State Takeover Statutes. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement.  The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to Buyer, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

3.21 Opinion of Financial Advisor. The financial advisor of the Company, Cowen and Company (“Cowen”), has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, that the Company Common Consideration is fair to the holders of Company Common Stock from a financial point of view.

3.22 Brokers; Fees. Except for the fees payable to Cowen pursuant to an engagement letter dated April 18, 2008, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company, or any of its Subsidiaries or their respective officers, directors or employees, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or other arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.

3.23 Accounts Receivable.  The Company has provided to Buyer a complete list of the accounts and notes receivable of the Company and its Subsidiaries as of last Business Day before the date of this Agreement, aged by customer or debtor, as the case may be.  The accounts and notes receivable as of the date shown or thereafter acquired arose from valid transactions and are believed in good faith by the Company to be collectible (net of the allowance for doubtful accounts) in the ordinary and usual course of business and not to be subject to any assertable defense or set-off.

3.24 No Other Representations and Warranties.  Except as set forth in this Agreement or any exhibit or schedule to, or certificate delivered by the Company in connection with, this Agreement, the Company makes no other representation or warranty, express or implied, at law, or in equity, in respect of the Company, any of its Subsidiaries or any of their respective assets, liabilities or operations in connection with the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed.  Without limiting the foregoing, the Company has not made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company or any of its Subsidiaries made available to Buyer or its representatives, including due diligence materials, in connection with the transactions contemplated by this Agreement (except, for the avoidance of doubt, as set forth in this Agreement and the exhibits and schedules to, or certificate delivered by the Company in connection with, this Agreement).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

BUYER AND MERGER SUB

Buyer and Merger Sub each represent and warrant to the Company as of the date of this Agreement and as of the Closing Date, as follows:

4.1 Organization, Standing and Power. Each of Buyer and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its business makes such qualification or licensing necessary, except in the case of clause (iii) above) where any failure to be so qualified, licensed or in good standing, when taken together with all other such failures to be so qualified, licensed or in good standing, would not be reasonably be expected to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any change, event, circumstance or development that would reasonably be expected to prevent or materially delay the consummation by Buyer or Merger Sub of the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a)  Each of Buyer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub.  This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub do not, and the consummation by Buyer and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Buyer or Merger Sub, (ii) conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty or increased fees under or result in the imposition of any Lien on Buyer’s or Merger Sub’s assets pursuant to, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation, written or oral, to which Buyer or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule or regulation applicable to Buyer or Merger Sub or any of their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, could not result in a Buyer Material Adverse Effect.

(c) No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required to be obtained or made, as the case may be, by Buyer or Merger Sub in connection with the execution, delivery and performance of this Agreement by Buyer or Merger Sub or the consummation by Buyer or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of the certificate of merger with the Secretary of State of the State of Delaware and, as applicable, appropriate corresponding documents with the appropriate authorities of other states in which the Company or Buyer are qualified as a foreign corporation to transact business, and (ii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, could not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

(d) No vote of the holders of any class or series of Buyer’s capital stock or other securities is necessary for the approval and adoption of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement.

4.3 Information Provided.  None of the information supplied or to be supplied by or on behalf of Buyer and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement or other soliciting materials are first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  If at any time before the Company Stockholders Meeting any fact or event relating to Buyer or Merger Sub or any of their Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by Buyer or should occur, Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.  Notwithstanding the foregoing, no representation or warranty is made by Buyer or Merger Sub with respect to statements made or incorporated by reference therein about the Company and its Subsidiaries and Affiliates supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

4.4 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Buyer, threatened or contemplated against Buyer or Merger Sub or any of their assets, properties or rights that, individually or in the aggregate, would be reasonably expected to result in a Buyer Material Adverse Effect.

4.6 Financing. Buyer will have, at the Effective Time, sufficient available cash funds to consummate the transactions contemplated by this Agreement.

4.7 No Other Representations and Warranties.  Except as set forth in this Agreement or any exhibit or schedule to, or certificate delivered by Buyer in connection with, this Agreement, neither Buyer nor Merger Sub makes any other representation or warranty, express or implied, at law, or in equity, in respect of Buyer, Merger Sub any of its other Subsidiaries or any of their respective assets, liabilities or operations in connection with the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed.  Without limiting the foregoing, neither Buyer nor Merger Sub has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Buyer, Merger Sub or any of its other Subsidiaries made available to the Company or its representatives, including due diligence materials, in connection with the transactions contemplated by this Agreement (except, for the avoidance of doubt, as set forth in this Agreement and the exhibits and schedules to, or certificate delivered by Buyer in connection with, this Agreement).

ARTICLE V

COVENANTS; CONDUCT OF BUSINESS

5.1 Ordinary Course.  Except as expressly provided herein or as consented to in writing by Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to: (i) act and carry on its business in the ordinary course of business, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay their material debts when due, subject to good faith disputes over such debts, and pay or perform other material obligations when due and (iii) use commercially reasonable efforts consistent with past practice to (x) preserve intact their present business organization and employee base and (y) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings.  In addition, the Company shall use its reasonable commercial efforts to cause each Article VII condition to Buyer’s obligation to effect the Merger to be satisfied, and shall promptly notify Buyer in writing of any occurrence of a Company Material Adverse Effect.

5.2 Required Consents. Without limiting the generality of the foregoing, except as expressly provided herein or as set forth in Section 5.2 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit or cause any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned and may be conveyed in hard copy or electronic format:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exercisable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and other than dividends required to be accrued or paid on Company Preferred Stock in accordance with the Company Charter Documents); (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (other than Series D-1 Preferred Stock);

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, Voting Debt, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, Voting Debt, voting securities or convertible or exchangeable securities (other than (i) the issuance of Company Common Stock pursuant to the exercise of Company Stock Options or warrants disclosed to Buyer pursuant to Section 3.2(b) hereof or the associated portion of the Company Disclosure Schedule in accordance with the terms disclosed to Buyer, (ii) the issuance of Company Common Stock pursuant to the terms of the Employee Stock Purchase Plan as in effect on the date hereof, (iii) the conversion of Company Preferred Stock in accordance with the provisions of the Company Charter Documents as in effect on the date hereof, in each case in the ordinary course of business consistent with past practice);

(c) amend the Company Charter Documents or the Subsidiary Charter Documents;

(d) acquire (i) by merger or consolidation or by any other means, any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets outside the ordinary course of business which have an aggregate value in excess of $100,000;

(e) sell, lease, license, assign, pledge, subject to a Lien or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries outside the ordinary course of business which have an aggregate value in excess of $100,000;

(f) (i) incur or assume any indebtedness for borrowed money (other than under the existing Laurus revolving credit facility) or guarantee any indebtedness of another Person or entity (other than the Company’s guarantee of permitted indebtedness of a wholly-owned Subsidiary of the Company ) or amend any such existing indebtedness or guarantee, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (iii) guarantee any debt securities of another Person or entity (other than a wholly-owned Subsidiary of the Company) or enter into any “keep well” or other agreement to maintain any financial condition of another Person or entity (other than a wholly-owned Subsidiary of the Company), (iv) enter into any material commitment or transaction requiring a capital expenditure by the Company, other than capital expenditures incurred or committed in 2008 which are (A) not in excess of 110% of the capital expenditures included in the Company's capital expenditures budget for 2008, as such budget was previously provided to Buyer, and (B) consistent with the proposed timing of such capital expenditures in the budget provided to Buyer, or (v) enter into any arrangement having the economic effect of any of the foregoing;

(g) make any material changes in accounting methods or principles or revalue any of its assets, except as may be required by a change in GAAP or SEC requirements as may be advised by the Company’s independent accountants;

(h) except as required to comply with applicable law or agreements, plans or arrangements binding on the Company as of the date hereof and copies of which have been provided to Buyer (including this Agreement), (i) adopt, enter into, terminate or amend any material employment, retention, severance or similar agreement or benefit plan, including any Company Employee Plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any current or former director, officer, employee or consultant, or any collective bargaining agreement; (ii) increase in any manner the compensation or benefits of any present or former directors, officers, employees or consultants of the Company or its Subsidiaries, except, in the case of non-officer employees of the Company or one of its Subsidiaries, for normal salary increases in the ordinary course of business consistent with past practice; (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards or waive any stock repurchase rights, other than as required by this Agreement; (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (provided, that payments made be made under such plans upon achievement of objectives pursuant to arrangements which were in place as of before the date of this Agreement pursuant to such plans), or (v) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, other than routine advances for business expenses in the ordinary course consistent with past practice and the Company’s written expense reimbursement policies;

(i) enter into any joint venture, partnership or other similar arrangement except in the ordinary course of business;

(j) make any loan, advance or capital contribution to or investment in any Person, other than (i) inter-company loans, advances or capital contributions among the Company or any other wholly-owned Subsidiary and any wholly-owned Subsidiary, (ii) investments in any wholly-owned Subsidiary of the Company or (iii) routine advances for business expenses in the ordinary course consistent with past practice and in accordance with the Company’s written expense reimbursement policies as in effect on the date hereof;

(k) cancel any debts or waive any claims or rights (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice;

(l) enter into, or materially amend, modify or supplement any Company Material Contract or Lease outside the ordinary course of business or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Company Material Contract or Lease or otherwise);

(m) effect any material restructuring activities by the Company or any of its Subsidiaries with respect to their respective employees, including any material reductions in force;

(n) (i) amend any material Tax Returns, make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by a change in the Code, or (ii) settle, consent, or enter into any closing agreement relating to any Audit or consent to any waiver of the statutory period of limitations in respect of any Audit;

(o) cancel or terminate without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies;

(p) enter into any Contracts containing, or otherwise subject the Surviving Corporation or Buyer to, any (i) non-competition, (ii) “most favored nation,” or (iii) exclusivity or other material restrictions on the Company or the Surviving Corporation or Buyer, or any of their respective businesses, following the Closing;

(q) provide any refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(r) hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers other than the addition of a title to an existing officer to fill vacancies in legally required offices;

(s) (i) enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property, or (ii) enter into any material lease, sublease or other occupancy agreement with respect to any real property or materially alter, amend, modify or terminate any of the terms of any Lease;

(t) enter into any customer Contract that is material in amount;

(u) enter into any Contract that materially and adversely affects any Intellectual Property or Intellectual Property Licenses of the Company, its Subsidiaries or any other affiliates of such entity;

(v) dispose of or transfer (except to the extent that such disposition or transfer is required under Contracts or obligations in force as of the date hereof), or permit to lapse or abandon any Intellectual Property or Intellectual Property Licenses or dispose of or unlawfully disclose to any Person, other than representatives of Buyer, any Trade Secrets;

(w) abandon or permit to lapse any rights to any United States patent or patent application;

(x) take any action that is intended or would reasonably be expected to prevent or materially impede the consummation of any of the transactions contemplated by this Agreement, including with respect to any “poison pill” or similar plan, agreement or arrangement, any other anti-takeover measure, or any state takeover statute;

(y) discharge, settle or satisfy any disputed claim, litigation, arbitration, disputed liability or other controversy (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in the Company Financials or incurred since March 31, 2008, in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

(z) take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied; or

(aa) take, commit, agree (in writing or otherwise) or announce the intention to take any of the foregoing actions.

5.3 Buyer Actions.  Buyer shall use its reasonable commercial efforts to cause each Article VII condition to the Company’s obligation to effect the Merger to be satisfied, shall not take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied, and shall promptly notify the Company in writing of any occurrence of a Buyer Material Adverse Effect.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) Window-Shop, Then No-Shop.

(i)           Until the Effective Time or, if earlier, until termination of this Agreement, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(A)           solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information other than to the extent expressly permitted under Section 6.1(a)(i)(B) or Section 6.1(a)(ii)) any inquiries or the making, submission or announcement of any proposal or offer (including any proposal from or offer to the Company’s stockholders) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal; or

(B)            after 11:59 PDT on the 45th calendar day after the date of this Agreement (the “Window Shop End Time”), enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal or anything that may reasonably be expected to lead to an Acquisition Proposal, except with a person who before the Window Shop End Time submits a bona fide Acquisition Proposal that is or is reasonably likely to result in a Superior Proposal and which Acquisition Proposal has not been withdrawn or otherwise expired or terminated (an “Excluded Person”).

(ii)            For the avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the Window Shop End Time, the Company and its Representatives shall have the right to directly or indirectly: (A) respond cooperatively to (including by way of furnishing information or access) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company’s stockholders) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, provided that (1) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Buyer (to the extent that such nonpublic information has not been previously so furnished) and (2) that any such inquiries or proposals were not solicited or encouraged by the Company or its Representatives in violation of Section 6.1(a)(i)(A); and (B) enter into, continue or otherwise participate in any discussions or negotiations with respect to or toward or following Acquisition Proposals.

(iii)           Notwithstanding anything to the contrary set forth in this Agreement, the Company may, to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide Acquisition Proposal received by the Company after the Window Shop End Time that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to result in a Superior Proposal, in each case, so long as such Acquisition Proposal did not result from a material breach by the Company of this Section 6.1 and the Company has complied in all material respects with this Section 6.1, (x) furnish information with respect to the Company to the Person making such Acquisition Proposal and its Representatives and its proposed financiers pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.4); provided that contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Buyer (to the extent that such nonpublic information has not been previously so furnished), (y) participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such Person and its Representatives regarding any Acquisition Proposal, and (z) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.  As promptly as practicable (and in any event no later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Buyer with notice of such Acquisition Proposal, request or inquiry, including:  (i) the material terms and conditions of such Acquisition Proposal, request or inquiry; (ii) the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and (iii) a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Buyer with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Buyer, in writing, of any decision of its Board of Directors as to whether to consider such Acquisition Proposal, request or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours before entering into any discussions or negotiations or providing any nonpublic information or data to any Person). The Company agrees that it shall promptly provide Buyer with oral and written notice setting forth all such information as is reasonably necessary to keep Buyer currently informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by this Section) and shall promptly provide Buyer a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.

(b) Change in Recommendation or Alternative Acquisition Agreement.  During the Pre-Closing Period, the Company Board shall not:

(i) withhold, withdraw or modify in a manner adverse to Buyer, the approval or recommendation by the Company Board with respect to the Merger or the Company Voting Proposal;

(ii) cause or permit the Company to enter into (or publicly propose that the Company enter into) any Contract with respect to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions), except for a confidentiality agreement, waiver or release referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a) and subject to Section 6.1(c); or

(iii) approve, recommend or take any position other than to recommend rejection (including modifying any recommendation of rejection) of, any Acquisition Proposal.

Notwithstanding anything to the contrary in Section 6.1, at any time before the approval and adoption of the Company Voting Proposal, the Company may, in response to a bona fide written Acquisition Proposal received after the date hereof (so long as such Acquisition Proposal did not result from a breach by the Company of this Section 6.1), contact the person or group making such Acquisition Proposal and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal.

Moreover, notwithstanding anything to the contrary set forth in this Agreement, the Company may, before the adoption of the Company Voting Proposal only, to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel and the Company’s financial advisors, (i) withhold, withdraw or modify in a manner adverse to Buyer the Company Recommendation (as defined below) (a “Change in the Company Recommendation”) and/or (ii) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, but, in each case, only if  (w) such Superior Proposal, if any, did not result from a material breach by the Company of this Section 6.1; (x) the Company has complied in all material respects with this Section 6.1, including Section 6.1(c); (y) the Company Board shall have first provided prior written notice to Buyer that it is prepared to effect a Change in the Company Recommendation or terminate this Agreement to enter into an Alternative Acquisition Agreement; and (z) Buyer does not make, within five Business Days after the receipt of such notice, a proposal that the Company Board determines in good faith, after consultation with its financial adviser, is more favorable to the stockholders of the Company than such Superior Proposal or that results in the Company Board no longer being required to make a Change in the Company Recommendation in order to comply with its fiduciary obligations under applicable law.  The Company agrees that, during the five Business Day period before effecting a Change in the Company Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement, the Company and its Representatives shall negotiate in good faith with Buyer and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement that are proposed by Buyer.

(c) Notices to Buyer. The Company shall as promptly as reasonably practicable provide oral and written notice to Buyer of receipt by the Company of any Acquisition Proposal, and, subject to any confidentiality provisions set forth in such Acquisition Proposal and to any other confidentiality arrangements with third parties that may be in effect on the date of this Agreement, the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal, and shall keep Buyer reasonably informed of any material modifications or material developments with respect to such Acquisition Proposal, including without limitation, either copies of all written Acquisition Proposals, including draft agreements or term sheets, or summaries of the material terms thereof.

(d) Certain Permitted Disclosure. Nothing contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender or exchange offer contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or from making any required disclosure to the Company’s stockholders if the Company Board determines in good faith, after consultation with outside counsel, that such action is necessary for the Company Board to comply with its fiduciary obligations under applicable law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender or exchange their shares of Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withhold, withdraw or modify in a manner adverse to Buyer the Company Board’s recommendation with respect to the Merger or the Company Voting Proposal, unless in each case the requirements of this Section 6.1 shall have been satisfied.

(e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately at the Window Shop End Time all discussions and negotiations with all Persons (other than Excluded Persons and the Representatives of Excluded Persons for so long as such persons retain such status) regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.  The Company also shall promptly after the Window Shop End Time request each Person (other than an Excluded Person) that since January 1, 2006, has executed a confidentiality agreement in connection with its consideration of a possible business combination with the Company to return (or destroy, to the extent permitted by the terms of the applicable confidentiality agreement) all confidential information heretofore furnished to such Person by or on behalf of Company, subject to the terms of the applicable confidentiality agreement; provided however, that the Company need not take the actions described in this sentence with respect to any Person if, before the date of this Agreement, the Company has made a request to such Person of the type described in this sentence and on or after the date of such request the Company has not furnished any additional Confidential Information to such Person.

(f) Violations by Representatives. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company.

(g) Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer (i) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) for the issuance by the Company of 10% or more of its equity securities, (iii) to acquire in any manner, directly or indirectly, in a single transaction or a series of related transactions, 10% or more of the capital stock of the Company or any of its Subsidiaries (on a consolidated basis), or (iv) to acquire, directly or indirectly, in a single transaction or a series of related transactions, assets of the Company and its Subsidiaries having a fair market value equal to 10% or more of the Company’s consolidated assets, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, a majority (by vote or value) of the equity securities or a majority (by vote or value) of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a sale of assets, or otherwise, which the Company Board determines in its good faith judgment to be (i) on terms more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any alteration to the terms of this Agreement agreed to in writing by Buyer), (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, and (iii) to the extent that financing is material to such proposal, (A) accompanied by one or more financing commitment letters in customary form and substance indicating an intention to provide the necessary financing or (B) without a financing condition.

(h) State Takeover Statute. The Company Board shall not, in connection with any Change in the Company Recommendation, take any action to change the approval of the Company Board for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby. For the avoidance of doubt, this Section 6.1(h) shall not prohibit the Company from effecting a Change in the Company Recommendation under the circumstances and subject to the conditions set forth in this Section 6.1.

6.2 Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement, the Company will prepare and file with the SEC the preliminary Proxy Statement and then, in due course, the definitive Proxy Statement.  Buyer will provide the Company with any information which may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 6.2.  The Company will notify Buyer promptly upon the receipt, and provide Buyer with copies, of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Buyer or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in the Company’s filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement.  Each party shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto before filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC.  The Company will cause the definitive Proxy Statement to be mailed to its stockholders at the earliest practicable time.

6.3 Stockholders Meeting.

(a) Meeting of Company Stockholders.  The Company will take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to call, hold and convene the Company Stockholders Meeting to be held as promptly as reasonably practicable, and in any event, will use all commercially reasonable efforts (to the extent permissible under applicable law) to cause the Company Stockholders Meeting to be convened within 42 days after the mailing of the Proxy Statement to the Company’s stockholders.  Subject to Section 6.1(b), the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approvals.  Notwithstanding anything to the contrary contained in this Agreement, (i) the Company may adjourn or postpone the Company Stockholders Meeting after consultation with Buyer (A) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement, or (B) if as of the time for which the Company Stockholders Meeting is scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, or (C) if as of the time for which the Company Stockholders Meeting is scheduled (as set forth in the Proxy Statement) the chairman of the meeting determines, after consultation with Buyer (unless Buyer’s representatives are unavailable for such consultation), that it would be advisable to adjourn or postpone the meeting for the purpose of enabling additional beneficial stockholders’ instructions to be reflected via proxies or otherwise for the purpose of increasing stockholder participation in the Company Stockholders Meeting; and (ii) upon Buyer’s written notice (provided no later than the Business Day before the Company Stockholders Meeting and in any event at least 24 hours before the scheduled time of the Company Stockholders Meeting) that Buyer has determined in good faith that the conditions to the respective parties’ obligations set forth in Article VII are not expected to be satisfied or waived by the date of the Company Stockholders Meeting, the Company shall adjourn or postpone the Company Stockholders Meeting to the date notified by Buyer in its reasonable discretion, but before the Outside Date and to a date that would permit compliance with the requirements set forth below.  The Company shall ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Stockholders Meeting are solicited in compliance with the DGCL and its certificate of incorporation and bylaws.

(b) Board Recommendation.  Except to the extent expressly permitted by Section 6.1 and as may be required by the Company Board’s fiduciary obligations:  (i) the Company Board shall recommend that the Company’s stockholders vote in favor of the adoption of this Agreement at the Company Stockholders Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Company Board has recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Company Stockholders Meeting (the “Company Recommendation”); and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Buyer, the recommendation of its Board of Directors that the Company’s stockholders vote in favor of the adoption of this Agreement.

6.4 Access to Information. The parties acknowledge that Buyer and the Company have previously executed a Mutual Non-Disclosure Agreement, dated as of April 21, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein.  Until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to Buyer’s officers, employees, accountants, counsel, and other Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, management personnel and records as Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Buyer (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (y) all other information concerning its business, finances, operations, properties, assets and personnel as Buyer may reasonably request, in each case, subject to any restrictions contained in the Confidentiality Agreement; provided that the foregoing shall not require the Company to permit any inspection or disclose any information that, in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or otherwise privileged information so long as the existence of such trade secrets of third parties or privileged information and the lack of disclosure thereof is identified to Buyer.  During the Pre-Closing Period, the Company shall promptly provide Buyer with copies of: (i) any written materials or communications sent by or on behalf of the Company to its stockholders; (ii) any  notice, document or other communication relating to the Merger sent by or on behalf of any of the Company or any of its Subsidiaries to any customer, supplier, employee, or other party with whom the Company or any of its Subsidiaries has a contractual relationship; provided that a form of such notice, document or other communication shall suffice where such notice, document or other communication is substantially identical but for the addressee; (iii) any notice, report or other document filed with or sent to any Governmental Entity on behalf of the Company or any of its Subsidiaries in connection with the Merger; and (iv) any material notice, report or other document received by the Company or any of its subsidiaries from any Governmental Entity in connection with the Merger or otherwise.  Buyer will hold, and instruct all such officers, employees, accountants, counsel, and other Representatives to hold, any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement or otherwise.

6.5 Legal Requirements.

(a) Subject to the terms hereof, each of the Company and Buyer shall, and the Company shall cause its Subsidiaries to, each use their commercially reasonable best efforts to:

(i)           take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)           as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by the Company or Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii)           as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law;

(iv)           contest any legal proceeding relating to the Merger or the other transactions contemplated by this Agreement; and

(v)           execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and Buyer shall cooperate with each other in connection with the foregoing.  The Company and Buyer shall each use their commercially  reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

6.6 Public Disclosure. Before the Closing, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement without the prior written approval of the other party, except (i) as may be required by law or in connection with the enforcement of this Agreement, in which case the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release in advance of publication or (ii) in connection with the exercise of the Company’s rights pursuant to Section 6.1 of this Agreement.  Any press release announcing the execution of this Agreement or the Closing shall be issued only in such form as shall be mutually agreed upon by the Company and Buyer, and Buyer and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.7 Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Buyer will cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and any directors and officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) in effect at the Effective Time and in a form mutually agreed upon by Buyer and the Company, and under the Company Charter Documents as in effect on June 1, 2008, subject to applicable law (collectively, the “Existing Indemnity Obligations”).  Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation in the manner and to the extent set forth in the Existing Indemnity Obligations.  Notwithstanding the foregoing, if any indemnifiable claim, action, suit, proceeding or investigation is made against any Indemnified Party before the sixth anniversary of the Effective Time, the provisions of this Section 6.7(a) shall continue in effect until the final disposition thereof.

(b) The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Buyer shall cause the Surviving Corporation to maintain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company Charter Documents, which provisions shall not be amended, modified or repealed for a period of six (6) years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or before the Effective Time, were officers or directors of the Company, unless such amendment, modification or repeal is required by applicable law after the Effective Time.

(c) The Surviving Corporation shall maintain, and Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time insurance “tail” and/or other insurance policies with respect to directors’ and officers’ liability insurance with respect to matters existing or occurring at and within two years before the Effective Time (including the transactions contemplated by this Agreement) on terms reasonably comparable to the coverage applicable to directors and officers as of the date hereof under the Company’s directors’ and officers’ liability insurance policy; provided, however, that in no event will the Surviving Corporation be required in any given year to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed 200% of the annual premium currently paid by the Company for such coverage, Buyer shall cause the Surviving Corporation to maintain the maximum amount of coverage as is available for such 200% of such annual premium). To the extent that a six-year “tail” policy to extend the Company’s existing directors’ and officers’ liability insurance is available before the Effective Time on terms consistent with this paragraph, after consultation with Buyer the Company may obtain such “tail” policy and such “tail” policy shall satisfy Buyer’s obligation under this Section 6.7(c).

(d) The Surviving Corporation shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Persons referred to in this Section 6.7 in connection with their enforcement of their rights provided in this Section 6.7; provided that the Indemnified Party must, at or near the beginning of such enforcement effort,  provide a written undertaking to repay all expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification.

(e) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current or former officers and directors of the Company by law, charter, statute, Bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(f) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made by Buyer so that the successors or assigns of the Surviving Corporation shall assume and succeed to all the obligations set forth in this Section 6.7.

(g) Buyer shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.7.

6.8 Notification of Certain Matters. During the Pre-Closing Period, Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Buyer and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger and the other transactions contemplated by this Agreement.

6.9 Exemption from Liability Under Section 16. Before the Closing, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) under such rule resulting from the transactions contemplated by Articles I and II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

6.10 Employee Stock Purchase Plan.

(a)           Two Business Days before the Effective Time (the “ESPP Termination Date”), the Employee Stock Purchase Plan shall be terminated.  The Company shall consult with Buyer in its preparation of any materials to be distributed to participants in connection with the termination of the Employee Stock Purchase Plan and to the extent necessary for the operation of this paragraph, the Company shall use commercially reasonable efforts prior to such date to obtain the consent of each participant in the Employee Stock Purchase Plan to have such participant’s rights under the plan satisfied in accordance with this paragraph and Section 6.16 below (or such other arrangement as may be approved in advance by Buyer).  The rights of participants in the Employee Stock Purchase Plan shall be determined by treating the second Business Day (as defined in the Employee Stock Purchase Plan) before the Effective Time as the last day of such Offering Period(s) (as defined in the Employee Stock Purchase Plan) then in effect and by making such other pro-rata adjustments as may be required pursuant to the Employee Stock Purchase Plan to reflect the shortened Offering Period but otherwise treating such Offering Period as a fully effective and completed Offering Period for all purposes of such Employee Stock Purchase Plan.  Before the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 6.10; provided, however, that the change in the Offering Period referred to in this Section 6.10 shall be conditioned upon the consummation of the Merger.

(b)           If the Closing has not occurred on or before January 31, 2009, the Company will take all commercially reasonable steps to suspend new enrollment under the terms of the Employee Stock Purchase Plan from such time, and to provide that no new Offering Periods shall commence on or after January 31, 2009, until (A) immediately before the Effective Time when the Employee Stock Purchase Plan shall be terminated or, if earlier (B) termination of this Agreement.

6.11 Options and Related Matters.  The Company shall take any and all action as may be reasonably practicable to cause (a) each Company Stock Option that is unexpired, unexercised and outstanding immediately before the Effective Time to terminate in its entirety at the Effective Time (including the making of the offer set forth in Section 6.16 below); (b) if the holder is still in the service of the Company immediately before the Effective Time, the vesting and exercisability of any unvested portion of such outstanding Company Stock Option to accelerate in full as of immediately before the Effective Time; and (c) if the holder of any outstanding Company Stock Option has agreed pursuant to Section 6.16 below prior to the Effective Time that such Company Stock Option will terminate at the Effective Time, the payment to such holder of the applicable amounts set forth in Section 6.16 (or such other amounts as maybe agreed to by the Company and Buyer).  Amounts payable pursuant to the preceding sentence are collectively referred to herein as the “Option Consideration”.  The Company shall withhold from any Option Consideration payable to an optionholder any amounts necessary to satisfy statutory withholding obligations, and any such withheld amounts shall be deemed to constitute the payment of the withholding tax amount by the Company to the holder and then by the holder to the Company.  For purposes of the Company Stock Plans and Company Stock Options, Buyer shall be treated as having refused to assume or substitute for any of the Company Stock Options.

6.12 Warrants.  The Company shall deliver such notices and take such other actions reasonably practicable to cause the Company Warrants to be exercised or, to the extent not exercised, terminated (or rendered exercisable solely for cash) before the Effective Time.

6.13 Employee Matters. With respect to any accrued but unused personal, sick or vacation time to which any of its employees and employees of the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately before the Effective Time (“Continuing Employees”) is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately before the Effective Time (the “PSV Policies”), such Continuing Employee shall be allowed to use such accrued personal, sick or vacation time; provided, however, that if Buyer deems it necessary to disallow any such Continuing Employee from taking such accrued personal, sick or vacation time, Buyer shall cause the Surviving Corporation to pay in cash to each such Continuing Employee an amount equal to such personal, sick or vacation time; and provided, further, that Buyer shall cause the Surviving Corporation to pay in cash an amount equal to such accrued personal, sick and vacation time to any Continuing Employees whose employment terminates for any reason after the Effective Time.  Following the Effective Time, Buyer shall give or cause the Surviving Corporation to give each Continuing Employee full credit for prior service with the Company or its Subsidiaries (and to the extent credited by the Company or its Subsidiaries and set forth on Schedule 6.13 to this Agreement, with any prior employer) for purposes of (i) eligibility and vesting under any Buyer/Surviving Corporation Employee Plans (as defined below) and (ii) determination of benefit levels under any Buyer/Surviving Corporation Employee Plan or policy relating to vacation, sick time and any other paid time off program or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, Buyer shall waive, or cause to be waived, any limitations on benefits or eligibility relating to pre-existing conditions or actively-at-work requirements to the same extent such limitations are waived under any comparable plan of Buyer or the Surviving Corporation and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.  For purposes of this Agreement, the term “Buyer/Surviving Corporation Employee Plan” means, to the extent applicable, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing insurance coverage, severance benefits, disability benefits, or vacation pay, for the benefit of, or relating to, any current or former employee of Buyer or the Surviving Corporation or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Surviving Corporation or a Subsidiary of the Surviving Corporation.  To the extent so requested in writing by Buyer, the Company (including, if applicable, the Board of Directors of the Company) shall take such action and adopt such resolutions as shall be necessary to terminate any or all Company Employee Plans (including, for avoidance of doubt, the Company’s 401(k) Plan) effective immediately before the Effective Time.

6.14 Third-Party Consents.  As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to obtain such consents, waivers and approvals under any of its or its Subsidiaries’ respective material Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Buyer after consultation with the Company.  In connection with seeking such consents, waivers and approvals, the Company shall keep Buyer informed of all material developments. Such consents, waivers and approvals shall be in a form reasonably acceptable to Buyer. In the event the Merger does not close for any reason, neither Buyer nor Merger Sub shall have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals.

6.15 Buyer Financing.

6.16   The Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide, all reasonable cooperation in connection with drawdowns under existing Buyer debt facilities as may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Buyer and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Buyer, (iii) providing and executing documents as may be reasonably requested by Buyer and (iv) cooperating in connection with the repayment or defeasance of any indebtedness of the Company or any of its Subsidiaries as of the Effective Time.

6.16 Option/ESPP Offer.

(a) Promptly following the execution of this Agreement, pursuant to documentation reasonably acceptable to Buyer and subject to the provisions of this Section 6.16, the Company shall offer to all holders of Company Stock Options and current participants in the Employee Stock Purchase Plan (the “Option/ESPP Offer”) that in return for such person’s agreement to terminate immediately at the Effective Time all Company Stock Options and rights to purchase shares of Company capital stock under the Employee Stock Purchase Plan (“ESPP Rights”) then held thereby, such person shall be entitled to receive promptly following the Effective Time cash in the following amounts (less applicable tax withholdings):

(i) With respect to shares subject to each unexercised Company Stock Option held by such person immediately prior to the Effective Time (irrespective of vesting restrictions other than as set forth in suparagraph (e) below), the greater of (A) $0.10 per share, or (B) the excess of the Company Common Consideration over the exercise price per share under such Company Stock Option; and

(ii) With respect to participants in the Employee Stock Purchase Plan, the product of:

(A) the participant’s contributions to the Employee Stock Purchase Plan during the current offering period through the last business day prior to the Effective Time divided by 95% of the Company’s closing ask stock price on the OTC  Bulletin Board on August 1, 2008 (such discounted number representing the “ESPP Buy Price”), multiplied by

(B) the excess of the Company Common Consideration over the ESPP Buy Price.

(b) Unless otherwise agreed to by Buyer, it shall be a condition to the Option/ESPP Offer that each person desiring to accept the offer do so with respect to all Company Stock Options and ESPP Rights held by such person.

(c) Nothing in the offer made to holders of Company Stock Options under subparagraph (a) above shall preclude any such holder from exercising some or all of the holder’s Company Stock Options prior to the Effective Time; provided that in no event shall any holder receive cash payments under the offer set forth in subparagraph (a) with respect to any Company Stock Option (or part thereof) that is exercised prior to the Effective Time.

(d) Regardless of any person’s prior acceptance of the Option/ESPP Offer, no payments shall be made under the Option/ESPP Offer with respect to Company Stock Options or ESPP Rights that expire or terminate prior to the Effective Time for any reason other than (i) the holder’s acceptance of the Option/ESPP Offer or (ii) the effectiveness of the Merger.

(e) While the vesting of Company Stock Options generally will be disregarded for purposes of calculating the cash entitlement under accepted Option/ESPP Offers, to the extent that a holder is unable to exercise shares under any Company Stock Option outstanding immediately prior to the Effective Time as a result of the cessation of such holder’s service to the Company (or the Company’s subsidiaries) prior to the Effective Time, such holder shall not be entitled to receive a cash payment under the Option/ESPP Offer with respect to any such unvested shares under such Company Stock Option.

6.17 Company Bonus Plan.

6.18   Promptly following the execution of this Agreement, the Company shall amend its Profit Sharing Plan – 2008 to read in form and substance as may be satisfactory to Buyer and shall convey the same to Company Employees in a manner reasonably acceptable to Buyer.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or before the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company Voting Proposal shall have been approved and adopted at the Company Stockholders Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) Governmental Approvals.  Other than the filing of the certificate of merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed or been obtained.

7.2 Additional Conditions to Obligations of Buyer and Merger Sub.  The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the satisfaction on or before the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Buyer and Merger Sub:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except to the extent such representations and warranties are qualified with regard to “materiality” or “Company Material Adverse Effect,” in which case they shall be true and correct in all respects; and Buyer shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date; and Buyer shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.  For the avoidance of doubt, the satisfaction or waiver of the condition set forth in Section 7.2(d) shall preclude Buyer and Merger Sub from asserting that the condition the Company’s obligations under Sections 6.10(a), 6.11 or 6.12 have not been performed for purposes of this Section 7.2(b).

(c) No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation; provided, however, that each of Buyer and Merger Sub shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered.

(d) Surviving Rights.  Surviving Rights as of the Effective Time shall (i) represent the collective right to purchase not more than an aggregate of five hundred thousand (500,000) shares of the Company’s capital stock (as adjusted for subsequent stock splits, stock dividends, recapitalization and the like), and (ii) be held by not more than twenty (20) distinct holders, of which (A) none can have been officers or directors of the Company at any time during the period beginning September 1, 2008, and ending at the Effective Time, and (B) no more than ten (10) can hold Surviving Rights to purchase in excess of an aggregate of ten thousand (10,000) shares of the Company’s capital stock (as adjusted for subsequent stock splits, stock dividends, recapitalization and the like).

(e) Material Adverse Effect.  No event has occurred or circumstance shall have come into existence, either individually or in the aggregate, since the date hereof that has or would reasonably be expected to have a Company Material Adverse Effect.

(f) Third Party Consents.  Buyer shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers set forth on Schedule 7.2(f) to this Agreement.

(g) Preferred Stock.  All shares of Series C-1 Preferred Stock shall have been converted into Company Common Stock or shall have been acquired by Buyer or redeemed or repurchased by the Company, and all shares of Series D-1 Preferred Stock shall have been acquired by Buyer or redeemed or repurchased by the Company.

(h) Schedule of Consideration. At least two business days prior to the Closing, the Company shall have furnished Buyer with a schedule of the Merger Consideration, including specific identification of the components thereof along with the backup data and calculations, which schedule shall have been updated by the Company as appropriate (with such updates promptly provided to Buyer) during the period between the schedule’s original delivery and the Closing and Buyer shall have no reasonable objection as to the methodology or accuracy of such calculations.

(j) Dissenting Shares.  The aggregate number of Dissenting Shares for which demands for appraisal have been made or may still be made in accordance with DGCL Section 262 shall not (i) include any shares of Company Preferred Stock, or (ii) exceed five percent (5%) of the outstanding shares of Company Common Stock immediately prior to the Effective Time.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or before the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except to the extent such representations and warranties are qualified with regard to “materiality” or “Buyer Material Adverse Effect,” in which case they shall be true and correct in all respects; and the Company shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

(b) Performance of Obligations of Buyer and Merger Sub. Buyer and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or before the Closing Date; and the Company shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

(c) No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation; provided, however, that the Company shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.  This Agreement may be terminated at any time before the Effective Time (whether before or after the Company Stockholders Meeting) (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected):

(a) by mutual written consent of Buyer, Merger Sub and the Company;

(b) by either Buyer or the Company if the Merger shall not have been consummated by December 31, 2008  (the “Outside Date”); provided that (i) the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date, and (ii) if the Company or its representatives receives formal or informal notice from the SEC that the Company’s Proxy Statement will be reviewed by the SEC (or, irrespective of notice, actually receives questions or comments from the SEC on the Proxy Statement), or if the SEC takes any other action causing a material delay in the shipment of the definitive Proxy Statement to the Company’s stockholders, the Outside Date shall be extended to January 31, 2009;

(c) by either Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used commercially reasonable efforts to prevent the occurrence of and to remove such order, decree or ruling;

(d) by either Buyer or the Company if at the Company Stockholders Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the adoption of the Company Voting Proposal shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the Required Company Stockholder Vote shall have been caused by (i) the action or failure to act of the Company, and such action or failure to act constitutes a breach by the Company of this Agreement or (ii) breach of a Voting Agreement or Holder Agreement by any Person other than Buyer;

(e) by the Company, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, in accordance with Section 6.1, and the Company shall have paid Buyer the $1,500,000 described in Section 8.3(b);

(f) by Buyer (at any time before the adoption of this Agreement by the required vote of the stockholders of the Company) if a Triggering Event  with respect to the Company shall have occurred.

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if:  (i) the Company Board or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Buyer its recommendation in favor of the adoption of the Agreement by the stockholders of the Company; (ii) it shall have failed to include in the Proxy Statement the recommendation of the Company Board in favor of the adoption of the Agreement by the stockholders of the Company; (iii) the Company Board fails to reaffirm (publicly, if so requested, in connection with an Acquisition Proposal that has been publicly announced or otherwise known to the public generally) its recommendation in favor of the adoption of this Agreement by the stockholders of the Company within ten (10) Business Days after Buyer requests in writing that such recommendation be affirmed; (iv) the Company Board or any committee thereof fails to reject within ten (10) Business Days after the receipt thereof or shall have approved or publicly recommended any Acquisition Proposal; (v) the Company shall have entered into any (A) letter of intent, memorandum of understanding or agreement in principle with respect to an Acquisition Proposal or (B) any Alternative Acquisition Agreement; (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Buyer, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; or (vii) the Company materially breaches any of its obligations set forth in Sections 6.1 or 6.3 (provided that with respect to Section 6.1, such breach must have been knowing on the part of the Company and the Company Board and with respect to the notice provisions of Sections 6.1 and 6.3, Buyer must have been materially prejudiced thereby).

(g) by Buyer, if it is not in material breach of its obligations under this Agreement and if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure to perform from Buyer or which by its nature or timing cannot reasonably be cured by the Outside Date;

(h) by the Company, if it is not in material breach of its obligations under this Agreement and if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by Buyer of written notice of such breach or failure to perform from the Company or which by its nature or timing cannot reasonably be cured by the Outside Date; and

(i) by Buyer, if any event has occurred or circumstance has arisen, either individually or in the aggregate, since the date hereof that has had, or would reasonably be expected to have, a Company Material Adverse Effect and (x) such Company Material Adverse Effect is not capable of being cured before the Outside Date or (y) such Company Material Adverse Effect is not cured before the earlier of the Outside Date and twenty (20) Business Days following the receipt of written notice from Buyer to the Company of such Company Material Adverse Effect (it being understood that Buyer may not terminate this Agreement pursuant to this subsection (i) if it is in material breach of this Agreement or if such Company Material Adverse Effect is cured).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, the Company, Merger Sub or their respective officers, directors, stockholders or Affiliates under this Agreement; provided that:

(a) any such termination shall not relieve any party from liability for any willful or knowing breach of this Agreement before such termination, and

(b) the provisions of Sections 6.4, this Section 8.2, Section 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated (i) by the Company pursuant to Section 8.1(e), (ii) by Buyer pursuant to Section 8.1(f), or (iii) by Buyer or the Company, as applicable, pursuant to Section 8.1(d) or (g) (provided, however, in the case of termination pursuant to Section 8.1(g) that the breach by the Company giving rise to the termination is knowing) and (A) after the execution of this Agreement but before such termination, an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and (B) within 12 months after such termination, the Company consummates any Company Change in Control Transaction, then, concurrently with any such termination pursuant to Sections 8.1(e) or (f) and, in the case of any such termination pursuant to Sections 8.1(d) or (g), concurrently with the consummation of such transaction, the Company shall pay to Buyer an amount equal to $1,500,000.  All amounts payable by the Company to Buyer under Section 8.3(b) shall be paid in immediately available funds to such U.S. bank account as Buyer may designate in writing to the Company.

For purposes of this Agreement, the term “Company Change of Control Transaction” shall mean any transaction or series of transactions in which:  (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of related Persons (other than Buyer or any of its affiliates) pursuant to which the stockholders of the Company immediately preceding such transaction hold, by virtue of retaining or converting their equity interests in the Company, less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; (ii) any Person or “group” (as defined above) of related Persons acquires, directly or indirectly, by means of an issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or similar transaction, more than 50% of the outstanding shares of Company Common Stock; or (iii) any Person or “group” (as defined above) of related Persons acquires, directly or indirectly, by means of a sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that, in each case, constitute or account for 50% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

(c) Each of the Company and Buyer acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Buyer would enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the $1,500,000 due pursuant to Section 8.3(b), and, in order to obtain such payment, Buyer makes a claim for such amount that results in a judgment against the Company for the amount described in Section 8.3(b), the Company shall pay to Buyer its reasonable costs and expenses in connection with such suit, together with interest on the amounts described in Section 8.3(b) (at the prime rate of Bank of America in effect on the date such payment was required to be made) from such date until the payment of such amount (together with such accrued interest).  In no event shall the Section 8.3(b) $1,500,000 be payable on more than one occasion or as a result of more than one event.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Required Company Stockholder Vote in favor of the adoption of the Company Voting Proposal, but, after receipt of any such Required Company Stockholder Vote, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time before the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the provisions contained in Article II, Section 8.3 and Article IX and those covenants and agreements contained in this Agreement which by their terms are to be performed following the Effective Time.

9.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (iii) on the date of confirmation of successful transmission by facsimile (or, the first Business Day thereafter if such date is not a Business Day), or (iv) when actually received, whichever is earliest, in each case to the intended recipient as set forth below:

(a)           if to Buyer or Merger Sub, to:

Sierra Nevada Corporation
444 Salomon Circle
Sparks, NV  89434
Attn:  Chief Financial Officer
Facsimile: (775) 331-0370

with a copy to:

Holland & Hart LLP
5441 Kietzke Lane, 2nd Floor
Reno, NV  89511
Attn:  David A. Garcia
Facsimile: (775) 786-6179

If to the Company, to:

SpaceDev, Inc.
13855 Stowe Drive
Poway, CA 92064
Attn:  Chief Financial Officer
Facsimile: (858) 375-1000

with a copy to:

Heller Ehrman LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, CA 92122
Attn:  Hayden Trubitt
Facsimile: (858) 587-5903

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) the rights, benefits and remedies granted to the Indemnified Persons under Section 6.7, (ii) the rights of the Company Stockholders and the holders of Company Options to receive Merger Consideration in accordance with the provisions of this Agreement after the Effective Time, (iii) the rights of the Continuing Employees granted under Section 6.13, and (iv) the right of the Company, on behalf of the Company’s stockholders and holders of Company Options, to pursue claims for damages and other relief, including equitable relief, for Buyer’s or Merger Sub’s intentional breach of this Agreement, fraud, wrongful repudiation or termination of this Agreement or wrongful failure to consummate the Merger, provided, however, that the rights granted pursuant to clause (iv) of this Section 9.4 shall only be enforceable on behalf of the Company’s stockholders and the holders of Company Options by the Company in its sole and absolute discretion.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this agreement to an article or a section, such reference shall be to an article or section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of California.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SIERRA NEVADA CORPORATION

By:	/s/ Fatih Ozmen

Name: Fatih Ozmen
Title: President

SDV ACQUISITION CORP.

By:	/s/ Fatih Ozmen

Name: Fatih Ozmen
Title: President

SPACEDEV, INC.

By:	/s/ Mark N. Sirangelo

Name: Mark N. Sirangelo
Title: Chief Executive Officer